January 20, 1997


Mr. John Costello
Assistant Treasurer
Fidelity Advisor Series III (the trust)
Fidelity Advisor Equity Income Fund (the fund)
82 Devonshire Street
Boston, MA 02109

Dear Mr. Costello:

Fidelity Advisor Series III (the "Trust") is a Massachusetts business trust created under a written Declaration of Trust under the name Equity One Trust, dated and executed on May 17, 1982 and delivered in Boston, Massachusetts on May 19, 1982.  The Trust's
name was changed to Income-Growth Portfolio by vote of the
Trustees on August 20, 1982 and a Supplement to the Declaration
of Trust was filed with the Secretary of the Commonwealth on September 2, 1982. The Trust's name was changed to First Equity
Portfolio: Income by a vote of the Trustees on December 16, 1982 and a Supplement to the Declaration of Trust was filed with the
Secretary of the Commonwealth on December 20, 1982.   On
January 4, 1983, a Supplement to the Declaration of Trust was filed with the Secretary of the Commonwealth. On September 22, 1983,
the Trust's name was changed to Equity Portfolio: Income by vote of the Trustees and the shareholders of the Trust, and a Supplement to the Declaration of Trust was filed with the Secretary of the Commonwealth on October 3, 1983. The Declaration of Trust was
amended and restated on August 1, 1986 and delivered in Boston,
Massachusetts on August 14, 1986.   On December 18, 1990, a
Supplement to the Declaration of Trust was filed with the Secretary of the Commonwealth. On July 18, 1991, the Trust's name was changed to Fidelity Franklin Street Trust by a vote of the Trustees, and a Supplement to the Declaration of Trust was filed with the Secretary of the Commonwealth on January 8, 1992. On April 15,
1993, the Trust's name was changed to Fidelity Advisor Series III by a vote of the Trustees and an Amendment to the Declaration of Trust was filed with the Secretary of the Commonwealth on May 5, 1993. An Amendment to the Declaration of Trust was filed with the Secretary of the Commonwealth on December 17, 1993.

I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.

Capitalized terms used herein, and not otherwise herein defined, are used as defined in the Declaration of Trust.

Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the Trust may be divided into such transferable Shares (the "Shares") of one or more separate and distinct Series as the Trustees shall from time to time create and establish. The number of Shares is unlimited and each Share is without par value and shall be fully paid and nonassessable. Said Section provides that Trustees have full power and authority, in their sole discretion and without obtaining any prior authorization or vote of the Shareholders of the Trust, to create and establish (and to change in any manner) Shares with such preferences, voting powers, rights and privileges as the Trustees may from time to time determine, to divide or combine the Shares into a greater or lesser number, to classify or reclassify any issued Shares into one or more Series of Shares, to abolish any one or more Series of Shares, and to take such other action with respect to the Shares as the Trustees may deem desirable.

Under Article III, Section 4, the Trustees are empowered to accept investment in the Trust in cash or securities from such persons and on such terms as they may from time to time authorize.
Investments in the Trust, subsequent to the initial contribution of capital, shall be credited to the Shareholder's account in the form of full shares of the Trust at the net asset value per share next determined after the investment is received and accepted; provided, however, that the Trustees may, in their sole discretion, impose a sales charge upon investment in the Trust, and issue fractional shares.

By a vote adopted on May 17, 1982, and amended on April 26, 1985, the Board of Trustees authorized the issue and sale, from time to time of an unlimited number of shares of beneficial interest of the Trust in accordance with the terms included in the Prospectus and Statement of Additional Information and subject to the limitations of the Declaration of Trust and any Amendments thereto.

I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the Trust is about to file with the Securities and Exchange Commission a notice making definite the registration of 66,749,180 shares of the Trust sold in reliance upon Rule 24f-2 during the fiscal year ended November 30, 1996.

I am of the opinion that all necessary Trust action precedent to the issue of the Shares, has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and nonassessable except as described in the Trust's Statement of Additional
Information dated August 30, 1996, under the heading "Description of the Trust." In rendering this opinion, I rely on the representation by the Trust that it or its agent received consideration for the Shares in accordance with the Trust's Declaration of Trust and I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940 or applicable state
"Blue Sky" or securities laws in connection with sales of the Shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 notice which you are about to file under the 1940 Act with said
Commission.

Sincerely,


/s/ Arthur S. Loring
Arthur S. Loring
Vice President -Legal